Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

John M. Greeley	Joanna Green
Chief Financial Officer	Griffin Public Relations
831-427-7460	212-481-3456
jgreeley@tarantella.com	jgreen@griffinpr.com

TARANTELLA INC. EXTENDS ENTERPRISE OFFERINGS

ACQUIRES COLLABORATION SOFTWARE PROVIDER CASTSTREAM INC.

Santa Cruz, California, March 30, 2004 — Tarantella Inc., (OTC: TTLA.PK), a leading provider of secure application access software, today announced the March 29, 2004 acquisition of privately held Caststream, Inc., developer of the award-winning cast:stream Enterprise e-learning and presentation broadcasting software. As a result of the acquisition, Caststream will relocate its operations from its headquarters in Saratoga, California to Tarantella’s corporate headquarters in Santa Cruz, California.

Steve Bannerman, Founder and CEO of Caststream, Inc. will continue as Tarantella’s Vice President of Corporate Marketing, a post he has held since December 2003. In addition to Mr. Bannerman, other Caststream employees have joined Tarantella in various technical, marketing and sales positions.

cast:stream Enterprise is a cross-platform, ultra-light client-server collaboration application that is easy to deploy and use. cast:stream incorporates real-time streaming audio and video, instant messaging synchronized with interactive, immersive, rich media. This creates advanced collaboration, learning and training presentations available via any Internet connection. cast:stream Enterprise is the winner of many industry accolades and awards such as MacWorld Magazine (2002 Best of Show), PC Magazine (4/5 Stars), Presentations Magazine (2003 Standing Ovation Award) and University Business (EDUCAUSE Best of Show 2003). Caststream customers include Adobe Systems, Apple Computer, British Telecom, as well as colleges and universities such as Cornell University and Stanford University. The cast:stream Enterprise product and customer support are available immediately from Tarantella at www.caststream.com and www.tarantella.com.

“Today, nearly 12,000 Tarantella customers rely on our ability to secure the access to information and applications across their enterprise,” said Chris Scheybeler, CTO and Vice President, Product Development of Tarantella, Inc. “But their activities have traditionally been one-on-one interactions between users and their applications. The acquisition of Caststream, Inc. will enable Tarantella to extend our secure access products beyond individuals to the next logical enterprise level: collaboration among teams.”

“We are extremely excited about the many synergies between Caststream and Tarantella, especially with our customers and products,” said Steve Bannerman, CEO of Caststream, Inc. “We are looking forward to adding world-class collaboration capabilities to Tarantella’s enterprise product suite.”

About The Transaction

Under the terms of the transaction, Tarantella purchased all of the outstanding Caststream capital stock in exchange for a total of 200,000 shares of Tarantella common stock and warrants. In addition, Tarantella agreed to assume certain liabilities estimated to be approximately $40,000. The Tarantella stock and warrants are to be deposited into escrow for a one year period to fund Caststream’s indemnification obligations. Tarantella has agreed to register the common stock and warrants being issued to Caststream’s stockholders as soon as practicable once the Company has complied with its reporting

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Tarantella Acquires Caststream, Inc.	2-2-2

obligations under the Securities Exchange Act of 1934, as amended. The acquisition is considered a related party transaction under applicable securities laws because certain Tarantella executive officers either own interests, in varying percentages, in Starlight Technology Partners, LLC, a Caststream investor, or held a direct interest in Caststream prior to the transaction.

Forward Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements include, among others, statements relating to Tarantella’s outlook for marketing presentation broadcasting solutions, the evolution and potential growth of the enterprise presentation broadcasting market, the attractiveness of the cast:stream product to Tarantella’s customer base, the anticipated benefits of the combination of Caststream with Tarantella, and trends in business conditions. Readers are cautioned that these forward-looking statements are only predictions and that actual future events and results may differ materially and adversely from those expressed in any forward-looking statements. Readers are referred to the documents filed by Tarantella with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in these forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: risks associated with Tarantella’s ability to successfully integrate Caststream’s product, technology and operations and to achieve planned synergies, competition from other streaming software and presentation broadcast software developers, rapid technological and market change; Internet infrastructure problems, Tarantella’s ability to develop new products in this market, the risk of the departure by key former Caststream employees who have accepted Tarantella employment, the risk of whether (and how quickly) the market for enterprise conferencing develops and evolves, and possible disruption in commercial activities occasioned by terrorist activity and armed conflict. Any projections in this release are based on limited information currently available to Tarantella, which is subject to change. The information in this release is current as of the date of this release, but may not remain accurate as of any future date. Tarantella does not undertake any duty to revise or update the information provided in this release (and specifically disclaims any such obligation), except as otherwise required by law.

About Tarantella, Inc.

Tarantella, Inc. (OTC:TTLA.PK) is a leading provider of purpose-built application access and deployment software to nearly 12,000 customers’ sites worldwide. Tarantella enables organizations to access and manage information, data and applications across all platforms, networks and devices. Tarantella bridges the gap between vendors, ensuring that customers have complete access to business-critical information. Using Tarantella’s software, customers realize the benefits of secure corporate data, maximizing return on existing IT assets and improved productivity. The company markets its products through key industry partnerships and a worldwide network of consultants and resellers. Tarantella is headquartered in Santa Cruz, Calif. For more information, please visit the Tarantella web site at www.tarantella.com.

Tarantella, Tarantella Enterprise 3, Canaveral iQ, New Moon Systems, Caststream, cast:stream and the Tarantella logo are trademarks or registered trademarks of Tarantella, Inc., in the USA and other countries. All other brand and product names are or may be trademarks of, and are used to identify products or services of, their respective owners.

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